                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                               (Amendment No.   )*



                                OzEmail Limited
                     ----------------------------------
                                (Name of Issuer)


                               Sponsored ADR's
                     ----------------------------------
                         (Title of Class of Securities)


                                   692674104
                     ----------------------------------
                                 (CUSIP Number)



--------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                               Page 1 of 8 Pages

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CUSIP No. 692674104                  13G                 Page 2 of 8 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

                    The TCW Group, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     Nevada corporation


-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                            338,200
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                                -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                            338,200

                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                                -0-

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                                                     338,200

-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     10.1%(see response to Item 4)

-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     HC/CO

-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 692674104                  13G                 Page 3 of 8 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

                    Robert Day

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/

-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization


     United States Citizen


-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                            338,200
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                                -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                            338,200

                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                                -0-

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

                                                                     338,200

-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     10.1% (see response to Item 4)

-------------------------------------------------------------------------------
(12) Type of Reporting Person*7

     HC/IN

-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 4 of 8 Pages

Item 1(a).   Name of Issuer:

             OzEmail Limited

Item 1(b).   Address of Issuer's Principal Executive Offices:

             MDIS House
             39 Herbert Street
             St. Leonards 2065
             Sydney, Australia

Item 2(a).   Name of Persons Filing:
Item 2(b).   Address of Principal Business Office:
Item 2(c).   Citizenship:

             The TCW Group, Inc.
             865 South Figueroa Street
             Los Angeles, CA 90017
             (Nevada Corporation)

             Robert Day
             200 Park Avenue, Suite 2200
             New York, New York 10166
             (United States Citizen)

Item 2(d).   Title of Class of Securities:

             Sponsored ADR's

Item 2(e).   CUSIP Number:

             692674104

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                                                         Page 5 of 8 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a)  [ ] Broker or Dealer registered under Section 15 of the Act:

                          Not applicable

             (b)  [ ] Bank as defined in Section 3(a)(6) of the Act:

                          Not applicable

             (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act:

                          Not applicable

             (d)  [ ] Investment Company registered under Section 8 of the
                      Investment Company Act:

                          Not applicable

             (e)  [ ] Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940:

                          Not applicable

             (f)  [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                          Not applicable

             (g)  [X] Parent Holding Company, in accordance with Rule
                      13d-1(b)(ii)(G) (SEE Item 7):

                          The TCW Group, Inc.
                          Robert Day (individual who may be deemed to control
                                   The TCW Group, Inc. and other holders of the Sponsored ADR's of the issuer)

             (h)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                          Not applicable.

                                                         Page 6 of 8 Pages

Item 4.      Ownership **


             The TCW Group, Inc.

             (a)  Amount beneficially owned: 338,200

             (b)  Percent of class: 10.1%

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 338,200

                  (ii)  Shared power to vote or to direct the vote:   none.

                  (iii) Sole power to dispose or direct the disposition of:
                          338,200

                  (iv) Shared power to dispose or to direct the disposition of: none.

       ROBERT DAY

                  (a) Amount beneficially owned: 338,200

                  (b) Percent of class: 10.1%

                  (c) Number of shares as to which such person has:

                      (i) Sole power to vote or to direct the vote:  338,200

                      (ii)  Shared power to vote or to direct the vote: none.

                      (iii) Sole power to dispose or direct the disposition of:
                            338,200

                      (iv) Shared power to dispose or to direct the disposition
                           of:  none.

** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

                                                         Page 7 of 8 Pages

Item 5.      Ownership of Five Percent or Less of a Class.

                      Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Sponsored ADR's of OzEmail Limited.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             SEE Exhibit A.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable. SEE Exhibits A and B.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

       Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


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                                                         Page 8 of 8 Pages

                                    SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 30th day of January, 1997.


                                   The TCW Group, Inc.



                                   By:  /s/ MOHAN V. PHANSALKAR
                                        _______________________
                                        Mohan V. Phansalkar
                                        Authorized Signatory


                                   Robert Day



                                   By:  /s/ MOHAN V. PHANSALKAR
                                        _______________________
                                        Mohan V. Phansalkar
                                        Under Power of Attorney dated January
                                        30, 1996, on File with Schedule 13G
                                        Amendment Number 1 for Matrix Service
                                        Co. dated January 30, 1996.